As filed with the Securities and Exchange Commission on April 5, 1996

                                                  Registration No. 33-
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-3
                             Registration Statement
                        Under The Securities Act of 1933

                             ----------------------

                                 Presstek, Inc.
             (Exact Name of registrant as specified in its charter)

        Delaware                                             02-0415170
   (State or other                                        (I.R.S. employer
   jurisdiction of                                         identification
   incorporation or                                            number)
     organization)

                               8 Commercial Street
                           Hudson, New Hampshire 03051
                                 (603) 595-7000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Richard A. Williams, Chief Executive Officer
                                 Presstek, Inc.
                               8 Commercial Street
                           Hudson, New Hampshire 03051
                                 (603) 595-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                   Copies to:
                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 573-4353
                           Telecopier: (212) 573-4313

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                         Proposed             Proposed
 Title of                                 Maximum             Maximum
  Shares             Amount to           Offering            Aggregate          Amount of
   to be                be                Price              Offering         Registration
Registered          Registered(1)       Per Unit(2)           Price (2)           Fee(2)
- ----------          ----------           --------             ------              -----
Common                287,846              $109.75          $31,591,099         $10,893.48
Stock                 Shares (3)
($.01 Par
Value)

                                          TOTAL DUE

                                                                                $10,893.48


(1) Of the shares of Common Stock being registered hereby 5,000 shares are for the account of the Company and 282,846 shares are for the account of selling stockholders who acquired such shares from the Company in private transactions. No other shares of the Company's Common Stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, (the "Act") the registration fee has been calculated based upon a price of $109.75 per share, the average of the high and low prices as reported in the consolidated reporting system (NASDAQ) for the registrant's Common Stock on April 2, 1996.

(3) Pursuant to Rule 416 of the Act there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.

                              ---------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 Presstek, Inc.

                                    FORM S-3

                      ------------------------------------

                              Cross-Reference Sheet

         Showing the location in the Prospectus of the information required by
Part I of Form S-3.

FORM S-3
ITEM NUMBER AND CAPTION                      HEADING IN PROSPECTUS
- -----------------------                      ---------------------

 1.  Forepart of Registration                Outside Front Cover Page of
           Statement and Outside               Prospectus
           Front Cover Page of
           Prospectus

 2.  Inside Front and Outside                Inside Front and Outside Back
       Back Coverage Pages of                  Cover Pages of Prospectus
       Prospectus

 3.  Summary Information, Risk               Prospectus Summary;
       Factors and Ratio of                     Risk Factors
       Earnings to Fixed Charges

 4.  Use of Proceeds                         Prospectus Summary;
                                               Use of Proceeds

 5.  Determination of Offering               Front Cover Page of Prospectus;
       Price                                   Selling Stockholder and Plan of
                                               Distribution

 6.  Dilution                                Not Applicable

 7.  Selling Security Holders                Selling Stockholders and Plan
                                               of Distribution

 8.  Plan of Distribution                    Front Cover Page of Prospectus;
                                               Selling Stockholders and Plan of
                                               Distribution

 9.  Description of Securities               Not Applicable
           to be Registered

10.  Interests of Named Experts              Not Applicable
       and Counsel

11.  Material Changes                        Information Incorporated by
                                               Reference; Risk Factors; Recent
                                               Developments

12.  Incorporation of Certain                Information Incorporated
       Information by Reference                by Reference

13.  Disclosure of Commission                Not Applicable
     Position on Indemnification
     for Securities Act Liabilities

                   PRELIMINARY PROSPECTUS DATED APRIL 5, 1996
                              SUBJECT TO COMPLETION

PROSPECTUS
- ----------

                         287,846 Shares of Common Stock

                                 PRESSTEK, INC.

     This Prospectus relates to an offering by Presstek, Inc. (the "Company") of up to 5,000 shares of its common stock, $.01 par value (the "Common Stock").

     This Prospectus also relates to the offering by certain selling stockholders of an aggregate of up to 282,846 shares of Common Stock which were previously issued by the Company to a limited number of individuals and entities in private transactions. Unless the context otherwise requires, all of the foregoing selling stockholders shall be referred to collectively as the "Selling Stockholders."

     The Common Stock may be offered from time to time by the Company, or the Selling Stockholders, as the case may be, through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Use of Proceeds", "Selling Stockholders and Plan of Distribution."

     The Company will pay for the expenses of this offering which are estimated to be $45,000.

     The Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ National Market under the symbol "PRST". On April 2, 1996, the closing sale price of the Common Stock as reported by NASDAQ was $110.50.

                             ----------------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                    OF RISK. SEE "RISK FACTORS COMMENCING ON
                           PAGE 7 OF THE PROSPECTUS."

                            -------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (file No. 0-17541) are incorporated herein by reference:

          (i) Annual Report on Form 10-K for the fiscal year ended December 30, 1995;

          (ii) Current Report on Form 8-K for the event dated December 28, 1995;

          (iii) Form 8-K/A, Amendment No. 1 to the Current Report on Form 8-K for the event dated December 28, 1995;

          (iii) Current Report on Form 8-K for the event dated January 11, 1996;

          (iv) Current Report on Form 8-K for the event dated February 15, 1996;

          (v) Form 8-K/A, Amendment No. 1 to the Current Report on Form 8-K for the event dated February 15, 1996; and

          (vi) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated March 22, 1989, as filed under
     Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Ms. Jennifer McKay Tardif, Presstek, Inc., 8 Commercial Street, Hudson, New Hampshire 03051, telephone: (603) 595-7000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, incorporated by reference into this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company

     Presstek, Inc. (the "Company") continues to further develop and market its proprietary digital imaging technologies and system architectures (the "Direct Imaging" technologies), and non-photographic consumables primarily to the graphic arts and related imaging industries. The Company's current Direct Imaging technologies, referred to as PEARL(R), permit the direct digital imaging of printing plates and films in a simple one-step process which eliminates the need for photosensitive materials and the hazardous waste by-products associated with these processes. The Company's system accepts digital Postscript(R)* compatible files from digitally based electronic prepress systems and images the color separated pages directly on to the Company's proprietary non-photographic based consumables.

     PEARL, is a high resolution, high powered semiconductor laser diode imaging technology and is the result of

- --------
*    Postscript is a registered trademark of Adobe Systems, Inc.

significant past development efforts by the Company. The Company believes that PEARL represents a significant technological breakthrough for the worldwide printing and publishing industry and has several applications for it and its consumables in the graphic arts industry: a printing press (the "Direct Imaging Printing Press") and a stand-alone computer-to-plate imaging device (the "PEARLsetter(TM)"), both of which incorporate the Company's PEARL Direct Imaging technology. PEARL uses its precision, high powered semiconductor laser diode to ablate, or remove the materials from the surface of the Company's plates to produce precisely positioned and formed laser dots at resolutions up to 2540 dots per inch. When these laser dots are combined under the Company's proprietary system (software, firmware and hardware) they form printers' dots from which high quality, lithographic color print images are printed. The graphic arts industry recognizes that the automation and simplification of the color printing process resulting from the use of these types of computer direct-to-plate and direct-to-press devices, will provide significant reductions in the time and cost of multicolor lithographic printing. Therefore, the Company believes that the graphic arts industry will move with ever increasing speed towards computer-to-plate imaging devices and computer-to- press printing systems. The Company also believes that its PEARL laser ablation imaging technology's ability to produce high quality printed materials, with freedom from environmental concerns, represents a breakthrough in the expanding market for computer-to-plate/press products. As a result, the Company believes its past investments in its proprietary PEARL Direct Imaging technology and its years of experience in developing digital imaging systems (software, firmware and hardware) places the Company in a significant position in the markets it has chosen to serve.

     The Company continues to pursue a strategy based on alliances and relationships with major corporations in the graphic arts and other industries encompassing licensing, product development and commercialization, manufacturing, marketing, distribution, sales and services. The Company and Heidelberger Druckmaschinen AG ("Heidelberg"), the world's largest manufacturer of printing presses and printing equipment, based in Germany, have jointly developed the first Heidelberg Direct Imaging Printing Press (the "GTO-DI"). The Company and Heidelberg experienced a wider range of market applications, and a greater market acceptance and demand due to the improved image quality of a PEARL equipped GTO-DI press. As a result, the Company's relationship with Heidelberg has been expanded to include a new, four color, fully automated lithographic press, the Quickmaster DI 46-4 ("Quickmaster DI"), which was jointly developed by the Company and Heidelberg to take advantage of the improved implementation of the Company's PEARL Direct Imaging technologies. This press, which was introduced by Heidelberg in May 1995, has a smaller "footprint" than existing four color presses and employs the Company's recently developed automatic plate changing cylinder which eliminates the need for manually changing plates between jobs. This press also employs many other innovations which will result in reduced costs per printed page and contains or employs nine of the Company's patented technologies, some of which have been licensed to Heidelberg . The Company believes that the Quickmaster DI will even be able to compete on jobs requiring as few as 200 sheets per job, while also being able to produce runs in excess of 20,000 sheets at a cost that cannot be equalled by any "on demand" four color printing system. The Company believes the Quickmaster-DI will greatly expand the use of the Company's Direct Imaging technology and allow a much broader cross section of the graphic arts market to experience the productivity and lower cost benefits of direct-to-press digital, high quality lithographic printing. The Company also has an agreement with the Adast-Adamov Company, a manufacturer of offset lithographic presses. This agreement will result in the use of Company's direct imaging technologies on a larger format (19" x 26") multicolor press. This new, large format direct imaging press was publicly displayed for the first time at the Graphic Communications Tradeshow in Philadelphia on March 28-30, 1996. The Company believes the availability of a larger format direct imaging press will provide a greater number of market applications and will strengthen the Company's position in the direct-to-press market. Currently, the Company is engaged in discussions relating to additional strategic relationships and/or arrangements focused principally on the PEARLsetter, other Direct Imaging Printing Presses and the manufacture and distribution of the Company's consumables, for these and other applications.

     The Company's business is subject to numerous risks, including, among other things, risks associated with product or technology obsolescence; competition, uncertainty of continued acceptance of current products and the ability of the Company to protect the proprietary rights of its products. Achieving market acceptance for any products incorporating the Company's Direct Imaging technology requires efforts and expenditures of significant funds, either by the Company, its strategic partners or both. There can be no assurance that any current products will continue to achieve market acceptance, that the Company will enter into additional strategic alliances, or that the Company's existing strategic relationships will prove to be successful in the future. There can be no assurance that the Company will continue to achieve significant revenues or profitable operations. See "Risk Factors."

     The Company was organized under the laws of the State of Delaware in September 1987. The Company's principal executive office is located at 8 Commercial Street, Hudson, New Hampshire 03051 and its telephone number is (603) 595-7000.

                               Recent Developments

     On February 15, 1996, the Company acquired 90% of the outstanding common stock (the "Purchased Shares") of Catalina Coatings, Inc., an Arizona corporation ("Catalina"). Catalina is engaged in the development, manufacture and sale of vacuum deposition coating equipment and the licensing and sublicensing of patent rights with respect to vapor deposition process to coat moving webs of material at high rates. The Company intends to continue the business of Catalina which will operate as a subsidiary of the Company. The Purchased Shares were acquired from David G. Shaw ("Shaw"), Marc G. Langlois ("Langlois"), and David G. Shaw and Lynn R. Shaw, as trustees of the David and Lynn Shaw Charitable Remainder Unitrust, dated February 12, 1996 , pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated and effective as of January 1, 1996 by and among the Company, the Selling Shareholders and John
E. Madocks and Catalina. The aggregate consideration paid by the Company pursuant to the Stock Purchase Agreement was $8,400,000, of which $8,200,000 represented the purchase price of the Purchased Shares and $200,000 represented consideration for the non-competition and confidentiality covenants of Shaw and Langlois. During the fiscal year ended December 31, 1995, Catalina, a Subchapter S corporation, achieved net income of approximately $1,540,000 on revenues of approximately $5,400,000.

                                  The Offering

Securities offered ...............      282,846 shares of Common Stock by the
                                        Selling Stockholders and 5,000 shares by the Company.

Common Stock to be outstanding
  after the offering(1) ..........      5,079,246 shares

Use of Proceeds ..................      The Company will not receive any
                                        proceeds from any sales of Common Stock
                                        by the Selling Stockholders. The
                                        proceeds from the sale of the 5,000
                                        shares by the Company may be used for
                                        acquisitions, financing expenses and
                                        general corporate purposes. See "Use of
                                        Proceeds."

Risk Factors .....................      The securities offered hereby involve a
                                        high degree of risk.  See "Risk
                                        Factors."

NASDAQ Symbol ....................      PRST

- ---------------

(1) Based on shares outstanding on the date of this prospectus. Does not include (i) shares of Common Stock reserved for issuance upon exercise of outstanding stock options under the Company's 1988, 1991 and 1994 Stock Option Plans (the "Option Plans"), (ii) shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Option Plans, (iii) shares of Common Stock reserved for issuance upon exercise of options issued under the Company's Non-Employee Director Stock Option Plan and (iv) shares of Common Stock reserved for issuance upon exercise of options available for grant under the Company's Non-Employee Director Stock Option Plan.

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Prospective investors should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

     1. Dependence on Strategic Alliances and Relationships. The Company's strategy to date has been to enter into strategic alliances with major corporations in the graphic arts industry encompassing licensing, research, product development and commercialization, manufacturing, marketing, sales and service. In January 1991, the Company entered into a master agreement (the "Master Agreement"), a technology license agreement (the "Technology License") and a supply agreement (the "Supply Agreement") (the foregoing agreements being sometimes collectively referred to herein as the "Heidelberg Agreements") with Heidelberg. Pursuant to the Heidelberg Agreements, as amended, the Company and Heidelberg agreed to certain terms relating to the integration of the Direct Imaging technology into various presses manufactured by Heidelberg and certain of its related parties and the manufacture of components for and the commercialization of such presses. Pursuant to the Heidelberg Agreements, the Company granted Heidelberg certain exclusive rights, subject to the satisfaction of certain conditions, for use of the Direct Imaging technology in Heidelberg presses. In consideration of such rights, Heidelberg agreed to pay to the Company royalties on the net sales prices of various specified types of Heidelberg presses. The Heidelberg Agreements provide for certain minimum royalties for each of three categories of Heidelberg Presses. Amounts paid as minimum royalties will be credited against designated amounts due for royalties relating to product sales. Revenues from Heidelberg have accounted for substantially all of the Company's revenues to date. The terms of the Heidelberg Agreements are for periods ending in December 2011 in the case of the Master Agreement and Technology License. The term of the Supply Agreement, which primarily related to the GTO-DI which is no longer produced, expired in December 1995. The Heidelberg Agreements contain, among other things, certain early termination provisions and extension provisions. The termination of the Master Agreement or Technology License would have a material adverse effect on the Company.

     In addition to being dependent upon Heidelberg, and other strategic partners for future sales of existing products, the timetable for finalization of development and commercialization of certain future products incorporating the Company's technology generally will also be dependent upon arrangements with the Company's strategic partners. The Company has entered into an agreement with Rexham Industries Corp. ("Rexham") with respect to their manufacture of the Company's proprietary dry offset printing plates, both aluminum and polyester based, for use with the Direct Imaging technology. The Company has also entered into agreements and/or arrangements with other entities relating to development, supply and/or distribution of inks for use in connection with the Direct Imaging Technology. The Company has also entered into distribution and OEM arrangements and relationships and is currently engaged in discussions and/or negotiations relating to additional strategic relationships and/or arrangements with respect to its PEARLsetter(TM) product line and its Pearl based consumables. There can be no assurance that the Company's existing strategic relationships will prove successful or that the Company will enter into additional strategic alliances.

     2. Uncertainty of Technological Factors. The Company is currently concentrating its development efforts on refining and improving the performance of its Direct Imaging technology and proprietary printing plates and anticipates that it will continue to do so. The image reproduction industry has been characterized in recent years by rapid and significant technological changes and frequent new product introduction. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's technology, or products incorporating the Company's technology, obsolete or less marketable. The ability of the Company to compete successfully will depend in large measure on its ability to maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry. There can be no assurance that the Company will be able to keep pace with the competitive demands of the marketplace. Moreover, there can be no assurance that any refined or improved versions of current products or any new products that may be introduced in the future will be commercially viable.

     3. Limited Manufacturing Experience and Capacity; Reliance on Outside Sources. As a result of its recent acquisition of Catalina the Company intends to have Catalina develop the equipment the Company needs to commence manufacture of its PEARL thermal printing plates and consummables, which it believes it will be able to accomplish in a more cost effective manner than using currently existing arrangements. The Company anticipates that even after Catalina commences manufacturing plates and consummables the Company may rely on third parties to fulfill its requirements. There can be no assurance that the Company will be able to successfully manufacture thermal plates or consummables or find acceptable alternate manufacturing arrangements if it is unable to manufacture sufficient quantities to fulfill its requirements of such products. The Company currently obtains the semiconductor laser diode used in its PEARL Imaging systems from one source. Although the Company believes that there are available various sources for the semiconductor laser diodes and other necessary components, parts and disposable items for both the Company's manufacturing activities and to support the market for products incorporating the Direct Imaging technology, sources for certain of such items are limited and there can be no assurance that procurement or supply arrangements will continue to be available on satisfactory terms; any inability to establish or maintain satisfactory manufacturing or procurement or supply arrangements or significant delays in establishing such arrangements could have a material adverse effect on the Company or the commercialization of products incorporating the Direct Imaging technology.

     4. Uncertainty of Market Acceptance. Achieving market acceptance for any products incorporating the Company's technology requires substantial marketing efforts and expenditure of significant sums, either by the Company, its strategic partners or both. Although Heidelberg has, since 1991, marketed and sold the GTO-DI's, and since May 1995, has marketed and sold the Quickmaster DI, both of which incorporate the Company's Direct Imaging technology, there can be no assurance that such products will continue to achieve widespread market acceptance or that any of the Company's other current products or any future products that may be developed will achieve market acceptance.

     5. Competition. The Company faces substantial competition in the sale of its products and, therefore, the Company's success is subject to a high degree of risk. Although the Company is not aware of any technology with the capabilities of its Direct Imaging technology, as implemented in its PEARLsetter and the Direct Imaging Printing Press applications, products incorporating the Direct Imaging technology can be expected to face competition from conventional presses and products utilizing existing plate-making technology, as well as presses and other products utilizing new technologies, including other types of direct-to-plate solutions such as companies that employ electrophotography as their imaging technology. Cannon, Xerox Corp., Indigo N.V. and Xeikon N.V. are corporations that have introduced color electrophotographic copier products.

     The Company is also aware that there is a direction in the graphic arts industry to create stand-alone computer-to-plate imaging devices for single and multi-color applications. The Company anticipates that most of the major corporations in the graphic arts industry have or are considering a computer-to-plate imaging device which would be competitive with the Company's Pearlsetters. To date, devices manufactured by the Company's competitors, for the most part, utilize printing plates that require a post imaging photochemical developing step, and in some cases, also require a heating process. This is, nonetheless, an important step in the printing industry, as it eliminates the use of films. Potential competitors in this area would include, among others, Creo Products, Gerber Scientific Inc., Misomex,

Optronics, a Division of Intergraph Corporation, Komori, Krause, Scitex Corporation Ltd., Linotype-Hell, Kodak, Dai Nippon Screen, Crossfield, a Division of Dupont, Agfa-Gevaert, Polaroid Corp. and Sony Corp. The Company believes that other graphic arts companies, such as those stated above, are likely to be working on similar plate imaging processes that would also eliminate the production of the hazardous materials associated with the photochemical developing process.

     The Company also anticipates competition from printing plate manufacturing companies that either manufacture, or have the potential to manufacture digital plates. Such companies include Agfa-Gevaret, Polychrome Corp., a Division of Dai Nippon Ink & Chemicals, Inc., Toray, Hoechst Celanese Corporation, Howsen, a Division of Dupont, Horsell/Anitec, a Division of International Paper, Kodak, Polaroid Corp., Mitsubishi, Fuji Photo Film Co., Ltd. and Minnesota Mining & Mfg. Co. Leading press manufacturers include Heidelberg, Kamori Printing Machinery Co., Ltd., Mitsubishi, and MAN Roland, and, in the single color and two color press market, Ryobi Limited, Hamada of America, Inc., AB Dick and Multigraphics. Companies marketing conventional imagesetter equipment include Agfa-Gevaert, Linotype-Hell, Optronics, ECRM, Crossfield and Scitex Corporation Ltd. Other companies, which may include such major corporations as International Business Machines Corporation, Polaroid Corp., Xerox Corporation, Canon and Eastman Kodak, are considered by the Company to have the type of electronic and image reproduction expertise which could encourage them to attempt to develop and market competitive products. In addition, the Company may face competition from platemakers, such as Hoechst-Celanese and Toray, which could seek to develop stand-alone platemakers, as well as from various start-up companies which may be developing or may attempt to develop competitive products.

     Most of the companies marketing competitive products or with the potential to do so are well-established, have substantially greater financial and other resources than the Company and have established reputations for success in the development, sale and service of products. There can be no assurance that the Company, any Company product or any products incorporating the Company's technology, will be able to compete successfully.

     6. Patents and Proprietary Rights. As of March 1, 1996, the Company has been issued 43 U.S. patents, six foreign patents (five Canadian and one European) and has received a notice of allowance for three additional European patents. The Company has applied for 22 additional domestic patents and 73 foreign patents and anticipates that it will apply for additional patents and for copyrights, as deemed appropriate. There can be no assurance, however, as to the issuance of any additional patents or the breadth or degree of protection which the Company's patents or copyrights may afford the Company. There is rapid technological development in the computer and image reproduction industries, resulting in extensive patent filings and a rapid rate of issuance of new patents. Although the Company believes that its technology has been independently developed and that the products it proposes to market will not infringe the patents or violate other proprietary rights of others, it is possible that such infringement of existing or future patents or violation of proprietary rights may occur. In such event, the Company may be required to modify its design or obtain a license. No assurance can be given that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company will have the financial or other resources necessary to successfully defend a patent infringement or proprietary rights violation action. Moreover, the Company may be unable, for financial or other reasons, to enforce its rights under any patents it may own.

     The Company also relies on proprietary know-how and to employ various methods to protect the source codes, concepts, ideas and documentation of its proprietary software, which methods may include copyrights. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such know-how or obtain access to the Company's know-how or software codes, concepts, ideas and documentation. Furthermore, although the Company has and expects to have confidentiality agreements with its employees and appropriate vendors, there can be no assurance that such arrangements will adequately protect the Company's trade secrets.

     7. Possible Need For Additional Financing. The Company anticipates, based on its current proposed plans and assumptions relating to its operations, that its existing capital resources, when combined with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least the next twelve months. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering, other capital resources and projected cash flow otherwise prove to be insufficient to fund its operations (including due to unanticipated expenses or otherwise), the Company may be required to seek additional financing prior to such time. The Company has no current arrangements with respect to, or sources of, additional financing, and there can be no assurance that additional financing will be available to the Company on acceptable terms or at all. Any inability to obtain additional financing could have a material adverse effect on the Company. To the extent that any such financing involves the sale of the Company's equity securities, the interests of the Company's then existing stockholders could be substantially diluted.

     8. Dependence on Management and Key Personnel. The success of the Company is largely dependent on the personal efforts of Richard A. Williams, its Chief Executive Officer, Robert E. Verrando, its President and Frank Pensavecchia, its Senior Vice President, Engineering. The Company has entered into an employment agreement with Mr. Williams but not with Mr. Verrando or Pensavecchia. The loss or interruption of the services of such individuals could have a material adverse effect on the Company's business and prospects.

     The success of the Company may also be dependent on its ability to hire and retain additional qualified sales, marketing and other personnel. Competition for qualified personnel in the Company's industry is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified personnel.

     9. Possible Volatility of Common Stock Price. From time to time, the market price of the Common Stock of companies in the imaging technology industry has been affected by various factors, including adverse publicity. There can be no assurance that the market price of the Company's Common Stock will not be volatile as a result of factors such as the Company's financial results, possible publicity resulting from any product introductions by the Company or any of its competitors, regulatory matters, and various other factors affecting the imaging technology industry or stock market generally. Additionally, in recent years, the stock market, and the Company's common stock has experienced a high level of price and volume volatility. In addition, market prices for many companies, particularly small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

     10. No Cash Dividends. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future.

     11. Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of

Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

     12. Shares Eligible for Future Sale. A total of approximately 2,350,000 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"); and are eligible for sale under Rule 144. No prediction can be made as to the effect, if any, that future sales of such shares of Common Stock or the 287,246 shares of Common Stock that may be offered pursuant to this Prospectus, the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 USE OF PROCEEDS

     The Company will pay all of the costs associated with this offering. The Company will not receive any proceeds from any sales of Common Stock by the Selling Stockholders. Any proceeds from the sale of the 5,000 shares to be offered by the Company may be used for acquisitions, financing expenses and general corporate purposes. The Company has no current agreements or plans with respect to any future product or other acquisitions.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     An aggregate of up to 282,846 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Stockholders. None of the Selling Stockholders have any relationship with the Company other than as a stockholder.

     The following table sets forth certain information with respect to the Selling Stockholders:

                                                    Beneficial                                                    Shares
                                                   Ownership of                                                Beneficially
                                                 Shares of Common                                                  Owned
                                                   Stock Prior                 Shares to be Sold                 After the
               Selling Stockholder                 to Sale (1)                  in the Offering                Offering (2)
               -------------------                 ------------                 ---------------                ------------
John T. Oxley                                      1,070,000(3)                    129,000                      941,000

Oxley Foundation                                     181,000                        14,000                      167,000

Craig Effron                                           7,000                         7,000                          -0-

Curtis Schenker                                        7,000                         7,000                          -0-

Scoggin Capital Management LP                         50,000                        50,000                          -0-

Bedford Falls Investors LP                            21,000                        21,000                          -0-

Charles K. Stewart Money
Purchase Plan                                         21,600                        20,600                        1,000

John Stafford, Jr.                                   277,646                        34,246                      243,400

(1) Unless otherwise noted, the Company believes that all of the persons named in the above table have sole voting power with respect to all shares of Common Stock beneficially owned by them. Except for John T. Oxley, who beneficially owns 7.1% (before) and 6.2% after) the Offering and John Stafford, Jr. who beneficially owns 1.8% (before) and 1.6% (after) the Offering, all such persons own less than one percent of the Company's outstanding Common Stock.

(2) Assumes all of the shares of Common Stock offered hereby are sold by the Selling Stockholders.

(3) Includes 181,000 shares owned by the Oxley Foundation of which Mr. Oxley is a co- trustee. The information with respect to Mr. Oxley's share ownership was based upon information contained in Amendment No. 3 to Mr. Okley's
     Schedule 13D.

The Common Stock may be offered by the Company or the Selling Stockholders, as the case may be, and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Company or Selling Stockholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Company or Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Presstek, Inc. as of December 31, 1994 and for the years ended December 31, 1994 and 1993, incorporated in this prospectus by reference from Presstek, Inc.'s Annual Report on Form 10-K for the year ended December 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission") a registration statement (the "Registration Statement"), under the Act with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

========================================     ===================================

     No  dealer,  salesperson  or  other
person has been  authorized  to give any
information     or    to    make     any
representations    other    than   those           ----------------------
contained  in  this  Prospectus,  and if
given  or  made,  such   information  or             287,846 Shares of
representations  must not be relied upon
as  having   been   authorized   by  the               Common Stock
Company, the Selling Stockholders or any
Underwriter.  This  Prospectus  does not
constitute  an  offer  to  sell  or  the          ----------------------
solicitation  of an  offer  to  buy  and
security  other  than the  Common  Stock              PRESSTEK, INC.
offered by this Prospectus,  or an offer
to sell or a solicitation of an offer to          ----------------------
buy any  security  by any  person in any
jurisdiction  in  which  such  offer  or               PROSPECTUS
solicitation would be unlawful.  Neither
the delivery of this  Prospectus nor any          ----------------------
sale  made  hereunder  shall,  under any
circumstances,     imply     that    the             ____________, 1996
information   in  this   Prospectus   is
correct as of any time subsequent to the date of this Prospectus.

          -----------------

          TABLE OF CONTENTS

                                    Page
                                    ----

Available Information.................
Information Incorporated by Reference.
Prospectus Summary....................
Risk Factors..........................
Use of Proceeds.......................
Selling Stockholders and Plan of
  Distribution........................
Legal Matters.........................
Experts...............................
Additional Information................

========================================     ===================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses payable in connection with the issuance and distribution of the securities being registered by this post- effective amendment are estimated as follows:

                                                                    Amount
                                                                    ------
Registration Fee                                                  $10,893.48

Printing                                                            3,000.00

Legal Fees and Expenses                                            20,000.00

Accounting Fees and Expenses                                       10,000.00

Transfer Agents and Registrars Fees                                   200.00

Miscellaneous                                                         906.52
                                                                  ----------
         TOTAL                                                    $45,000.00
                                                                  ==========

     The above fees will be paid by the Company.

Item 15.  Indemnification of Directors and Officers

     Sections 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article NINTH of the Company's Amended and Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director except to the extent such elimination or limitation is prohibited by the Delaware General Corporation Law. In addition, Article TENTH of the Company's Amended and Restated Certificate of Incorporation and Article X of the By-Laws of the Company provides in substance that, to the fullest extent permitted by Delaware law, Each director and officer shall be indemnified by the Company against reasonable costs and expenses, including attorneys fees, and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her having been a director or officer of the Company. The indemnification provided by the Company's By-Laws and Certificate of Incorporation is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

         Item 16. Exhibits

         (a) Exhibits

Exhibit No.
- -----------
4.1 Form of certificate evidencing Common Stock, $.01 par value, of the Company.*

5 Opinion of Tenzer Greenblatt LLP, regarding legality of securities being registered.

23.1     Consent of BDO Seidman, LLP.

23.2     Consent of BDO Seidman, LLP.

23.3     Consent of Deloitte & Touche LLP.

23.4     Consent of Tenzer Greenblatt LLP (included in Exhibit 5).
- --------

* Incorporated by reference to Exhibit 4(d) to the Company's registration statement on Form S-1, No. 33-27112-B.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the Prospectus any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be filed with a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That for determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove by registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson, State of New Hampshire, on the 2nd day of April, 1996.

                                            Presstek, Inc.

                                            By:/s/Richard A. Williams
                                               ---------------------------
                                               Richard A. Williams,
                                               Chief Executive Officer
                                                (Duly Authorized Officer)

     Each person whose individual signature appears below hereby authorizes each of Richard A. Williams and Robert E. Verrando or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                                   Title                             Date
      ---------                                   -----                             ----
/s/Richard A. Williams             Chief Executive Officer, Secretary             April 2, 1996
- -------------------------          and Director, (Principal Executive
Richard A. Williams                Officer)


/s/Robert E. Verrando              President, Chief Operating Officer             April 2, 1996
- -------------------------          and Director
Robert E. Verrando

/s/Robert Howard                   Chairman of the Board and Director             April 2, 1996
- -------------------------
Robert Howard

/s/Lawrence Howard                 Director                                       April 2, 1996
- -------------------------
Dr. Lawrence Howard

/s/Harold N. Sparks                Director                                       April 2, 1996
- -------------------------
Harold N. Sparks

/s/Bert DePamphilis
- -------------------------
Bert DePamphilis                   Director                                       April 2, 1996


                                   Director                                                1996
- -------------------------
John Dreyer


/s/Glenn J. DiBenedetto            Chief Financial Officer (Principal             April 2, 1996
- -------------------------          Financial and Accounting Officer)
Glenn J. DiBenedetto

Exhibit No.           Description                                       Page No.
- -----------           -----------                                       --------

4.1 Form of Certificate evidencing Common Stock, $.01 par value, of the Company*

5 Opinion of Tenzer Greenblatt LLP, regarding legality of securities being registered.

23.1   Consent of BDO Seidman, LLP.

23.2   Consent of BDO Seidman, LLP.

23.3   Consent of Deloitte & Touche LLP.

23.4   Consent of Tenzer Greenblatt LLP (included in
       Exhibit 5).

- ----------
* Incorporated by reference to Exhibit 4(d) to the Company's Registration Statement on Form S-1, No. 33-27112-B.